Filed Pursuant to Rule 424(b)(3)
File Number 333-129191

PROSPECTUS SUPPLEMENT NO. 2

Prospectus Supplement No. 2 dated April 19, 2006
to Prospectus declared effective on December 28, 2005, as supplemented by
Prospectus Supplement No. 1 dated April 7, 2006
(Registration No. 333-129191)

XETHANOL CORPORATION

This Prospectus Supplement No. 2 supplements our Prospectus dated December 28, 2005, as supplemented by Prospectus Supplement No. 1 dated April 7, 2006. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, other than the exercise price, if any, to be received upon exercise of the warrants referred to in the Prospectus. You should read this Prospectus Supplement No. 2 together with the Prospectus and Prospectus Supplement No. 1.

This Prospectus Supplement includes the following documents, as filed by us with the Securities and Exchange Commission:

•	The attached Amendment No. 1 on Form 8-K/A dated April 11, 2006 filed with the Securities and Exchange Commission on April 12, 2006.

•	The attached Current Report on Form 8-K of Xethanol Corporation dated April 13, 2006 filed with the Securities and Exchange Commission on April 19, 2006.

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “XTHN.OB”.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is April 19, 2006.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report April 11, 2006
Date of earliest event reported: April 6, 2006

Xethanol Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-50154	84-1169517
(Commission File Number)	(IRS Employer Identification No.)

1185 Avenue of the Americas New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)

(646) 723-4000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01. Entry into a Material Definitive Agreement.

On April 6, 2006, Xethanol Corporation ("Xethanol") filed a Report on Form 8-K stating that (a) it had entered into a Securities Purchase Agreement dated as of April 3, 2006 ("Investor Purchase Agreement") with 99 investors (the "Investors"), pursuant to which it issued to the Investors an aggregate of 6,775,604 shares (the “Shares”) of its $.001 par value common stock (“Common Stock") at a purchase price of $4.50 per share, three-year warrants to purchase up to 1,355,160 shares of Common Stock at an exercise price of $4.50 per share (“Series A Warrants”) and three-year warrants to purchase up to 677,623 shares of Common Stock at an exercise price of $6.85 per share (“Series B Warrants”), (b) Xethanol had received $30,489,951 in connection with the issuance of the Shares, the Series A Warrants and Series B Warrants to the Investors, (c) Xethanol can receive up to an additional $6,098,220 over the next three years upon exercise by the Investors of the Series A Warrants and up to an additional $ 4,641,717.55 over the next three years upon exercise by the Investors of the Series B Warrants and (c) the possible total investment by the Investors in Xethanol is $ 41,229,888.55.

The correct number of Investors, numbers of Shares, Series A Warrants and Series B Warrants issued to the Investors and the correct dollar amounts that have been and can be received from the Investors are as follows:

Number of Investors: 100
Shares issued to the Investors: 6,697,827
Series A Warrants to purchase Shares issued to the Investors: 1,339,605
Series B Warrants to purchase Shares issued to the Investors: 669,846
Amount received from Investors: $30,139,951.00
Amount receivable from Investors if Series A Warrants are exercised: $6,028,222.50
Amount receivable from Investors if Series B Warrants are exercised: $4,588,445.10
Total possible investment from Investors: $40,756,618.60

The foregoing amounts are in addition to the number of shares, Series A Warrants and Series B Warrants issued to Goldman, Sachs & Co. and the amounts received and possibly receivable from Goldman, Sachs & Co. as set forth in the Report on Form 8-K filed by Xethanol on April 6, 2006, which are correct.

A correct list of the Investors is set forth on Exhibit 1.7 to this amendment to Xethenol’s Current Report on Form 8-K.

SECTION 3 - SECURITES AND TRADING MARKETS

ITEM 3.02. Unregistered Sales of Equity Securities

(a) On April 6, 2006, Xethanol filed a Report on Form 8-K stating that it had sold to certain Investors an aggregate of 6,755,604 shares (the “Shares”) of Common Stock, Series A Warrants to purchase up to 1,355,160 shares of Common Stock and Series B Warrants to purchase up to 677,623 shares of Common Stock. The correct number of Shares sold to the Investors, Series A Warrants issued to the Investors and Series B Warrants issued to the Investors, respectively, were:

Shares issued to the Investors: 6,697,827
Series A Warrants to purchase Shares issued to the Investors: 1,339,605.00
Series B Warrants to purchase Shares issued to the Investors: 669,846.00

(b) On April 6, 2006, Xethanol filed a Report on Form 8-K stating that the total purchase price payable to Xethanol for the sale of securities to the Investors and to Goldman, Sachs & Co. was $34,489,951. The correct total purchase price payable to Xethanol for the sale of such securities was $34,139,951.

The Report on Form 8-K filed by Xethanol on April 6, 2006 is amended accordingly.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01. Exhibits

Following is the Index of Exhibits furnished in accordance with Item 601 of Regulation S-K, filed as part of this amendment to Xethanol’s Current Report on Form 8-K or incorporated by reference herewith:

1.7	Correct List of Investors.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xethanol Corporation

Date: April 11, 2006	By:	/s/ Lawrence S. Bellone
Lawrence S. Bellone
Chief Financial Officer

Exhibit 1.7
Corrected List of Investors

1.	Sensus, LLC
2.	Nite Capital, LP
3.	Orrie Lee Tawes
4.	Lorraine DiPaolo
5.	Growth Ventures, Inc. Pensions Plan and Trust
6.	Libertyview Funds, LP
7.	Libertyview Special Opportunities Fund, LP
8.	Trust D
9.	Richard L. Zorn
10.	Jack Fishman
11.	Alan M. Berman
12.	Maurice Marciano Trust (2005 Restatement)
13.	Richard R. Davis
14.	Harry and Theresa Haushalter
15.	William Alexander
16.	Carrier Family Trust
17.	Crestview Capital Master, LLC
18.	Don Kinder
19.	HLTGT, LLC
20.	Howard Smuckler
21.	Michael Toibb
22.	Lucas H. A. Wurfbain
23.	Oliver T.W. Hawkins
24.	Peter S. Rawlings
25.	Robert H. Craft III
26.	Sanford B. Prater
27.	Scott M. and Cheryl L. Hergott Living Trust u/a/d 12/18/03
28.	Sunrise Equity Partners, LP
29.	Toibb Investment, LLC
30.	William D. Hyler
31.	William F. Callanan
32.	Ronald E. Gilefsky
33.	Capital Financial Advisors, LLC
34.	Edmund T. Karam and Barbara Karam
35.	GBAF Capital, LLC
36.	Migdal Insurance Company Ltd. Subaccount: Migdal Elementar
37.	Migdal Insurance Company Ltd. Subaccount: Migdal OLI
38.	Migdal Management of Provident Funds Ltd.
39.	Migdal Insurance Company Ltd. Subaccount: Migdal PPP
40.	Hamagen Insurance Company Ltd.
41.	New Makefet Pension and Benefit Funds Management LTD
42.	Opallo Investment Ltd.
43.	HTI Ventures, LLC
44.	Jack L. Willis
45.	Jacob Harris
46.	Robert and Nancy Maerz
47.	John Layfield
48.	JSH Partners
49.	Marie Carlino IRA
50.	Richard A. Lippe

51.	Ronald B. Sunderland IRA
52.	Taktikan, Ltd.
53.	RHP Master Fund, Ltd.
54.	George A. Davis
55.	Malcolm J. Davis
56.	Paul S. Davis
57.	John VanSickle
58.	Mitchell Kessler
59.	Jeremy Harding
60.	Eric Frankel
61.	Blasucci Corp. - P-S Plan and Trust
62.	Douglas M. Kerr and Joan Walter
63.	Bernard Korman
64.	Maxwell J. Rhee
65.	Stephan H. Kim
66.	Spencer Romoff
67.	O'Malley Family LLC
68.	Myron Gorel
69.	Southridge Drive Associates
70.	Robert J. Casale
71.	Gem Holdings, LLC
72.	Barry H. Garfinkel
73.	Michael Bunyaner
74.	Enable Growth Partners LP
75.	Pierce Diversified Strategy Master Fund LLC
76.	Enable Opportunity Partners, LP
77.	The Churchill Fund LP
78.	The Churchill Fund QP,LP
79.	William P. Behrens
80.	Magnetar Capital Master Fund, Ltd
81.	Yau Doon Chiang
82.	Jeffrey Ma
83.	Steven Eisenberg
84.	H. Joseph Leitch
85.	Guarantee & Trust Co. ttee fbo Harris Toibb IRA/RO
86.	Ronald L. Fein Revocable Trust of 2004
87.	Meredith Whitney
88.	Christina J. Hieber
89.	Jennifer M. Hieber
90.	Cantybay Enterprises Limited
91.	Harvey B. Jacobson Jr
92.	Josephine F. Waine 1992 Trust
93.	Georgeanne S. Eaton
94.	Jablow Family Trust
95.	Jean F. Hieber
96.	Roger L. Goettsche IRA
97.	Civic Capital Fund I, LLC
98.	Mary A. Susnjara IRA
99.	Elaine Dine IRA
100.	William Lippe and Micki Lippe

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 13, 2006

Xethanol Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50154	84-1169517
(Commission File Number)	(IRS Employer Identification No.)

1185 Avenue of the Americas New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)

(646) 723-4000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 3 - SECURITIES AND TRADING MARKETS

ITEM 3.02. Unregistered Sales of Equity Securities

(a)
Pursuant to the Investor Purchaser Agreement described in the Current Report on Form 8-K filed by Xethanol Corporation on April 7, 2006 (the “Form 8-K”) and in the Amendment to Current Report on Form 8-K filed by Xethanol on April 12, 2006 (the “Form 8-K/A”), on April 13, 2006, Xethanol completed the sale to the Investors listed on Exhibit 1.7 attached to the Form 8-K/A of an aggregate of 6,697,827 shares (the “Shares”) of its $.001 par value Common Stock (“Common Stock”), Series A Warrants to purchase up to 1,339,605 shares of Common Stock and Series B Warrants to purchase up to 669,846 shares of Common Stock. Pursuant to the Goldman Purchase Agreement described in the Form 8-K and in the Form 8-K/A, on April 13, 2006, Xethanol completed the sale to Goldman of 888,889 shares of Common Stock, Series A Warrants to purchase up to 177,778 shares of Common Stock and Series B warrants to purchase up to 88,889 shares of Common Stock.

(b)
All of the securities specified in the preceding subparagraph (a) were sold for cash. The total purchase price paid to Xethanol for the sale of such securities was $34,139,951. The total commissions paid or payable with respect to such sales are $2,509,396.78. In addition, Xethanol will issue Class A Warrants to purchase an aggregate of 606,938 Shares of Common Stock to certain placement agents who provided services to Xethanol in connection with the sale of the Investor Shares and the Class A Warrants and the Class B Warrants to the Investors.

(c)
Exemption from registration of the securities specified in the preceding subparagraph (a) is claimed under Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and Rule 506 promulgated thereunder. Exemption is claimed based, among other things, upon the representations made by each of the Investors and Goldman in their subscription documents that include, among other things, a representation from each such purchaser that it is an Accredited Investor within the meaning of Regulation D promulgated under the Act.

(d)
The Series A Warrants are exercisable until April 12, 2009 to purchase shares of Common Stock at a purchase price of $4.50 per share. The Series B Warrants are exercisable until April 12, 2009 to purchase shares of Common Stock at a purchase price of $6.85 per share.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xethanol Corporation

Date: April 13, 2006	By:	/s/ Christopher d’Arnaud-Taylor
Christopher d’Arnaud-Taylor
Chairman, President and Chief Executive Officer (principal executive officer)